Exhibit 99.1

AmeriServ Financial Announces the Election of J. Michael Adams, Jr. as Independent Chairman of the Board of Directors

Also Elects Kim W. Kunkle as Vice Chairman

Thanks Retired Board Members Allan R. Dennison and Sara A. Sargent for Years of Service

JOHNSTOWN, Pa., June 22, 2023--(BUSINESS WIRE)--AmeriServ Financial, Inc. (NASDAQ: ASRV) ("AmeriServ" or the "Company") today announced that J. Michael Adams, Jr. has been elected non-executive Chairman of the Company’s Board of Directors (the “Board”). In addition, AmeriServ announced that Kim W. Kunkle has been elected non-executive Vice Chairman of the Board. Mr. Adams, who previously held the role of Vice Chairman, succeeds Allan R. Dennison following his recent retirement from the Board.

Mr. Adams commented:

“I want to thank the Board for electing Kim and myself to these important roles at this critical juncture for AmeriServ. There is significant runway for AmeriServ to continue enhancing value for shareholders, customers, employees and the community it serves. As we navigate the current banking sector dislocation in the near-term, we are equally focused on strengthening our operations and seizing new market opportunities over the long-term. I also want to take this moment to convey the full Board’s gratitude to Allan, who helped usher in new initiatives and guide AmeriServ to a strong post-pandemic recovery during his chairmanship. We wish Allan and Sara A. Sargent, who has also retired from the Board, the very best following their years of exceptional service.”

The Board’s decision to elect Messrs. Adams and Kunkle to their new roles reflects its commitment to balancing experience and institutional knowledge with the integration of new members and fresh perspectives. Over the past three years, the Board has added four new independent members as part of its strategic refreshment. The Board intends to continue enhancing AmeriServ’s corporate governance and recruiting new directors with additive skillsets.

Mr. Adams concluded:

“We are extremely proud that AmeriServ is a valuable community institution headquartered in Johnstown, with geographic reach throughout Western Pennsylvania and Western Maryland. This presence is helping us to attract excellent directors as we continue to add new skills and expertise to our boardroom. We recently welcomed two new, highly qualified directors in Richard “Rick” W. Bloomingdale and David J. Hickton. The Board looks forward to working with them to pursue the exciting opportunities for long-term value creation that are ahead.”

J. Michael Adams, Jr. Biography

Mr. Adams is the managing member of Mike Adams & Associates LLC, a Pittsburgh-based consulting firm. He has over three decades of professional experience, including serving as legal counsel to numerous private businesses, public institutions, boards and commissions. Mr. Adams also previously served as chairman of the Board of Directors of the Daily News Publishing Co., a privately held company.

He received a B.S. from Carnegie Mellon University and a J.D. from University of Pittsburgh School of Law.

Kim W. Kunkle Biography

Mr. Kunkle has served since 1984 as the president and CEO of Laurel Holdings, Inc., a closely held private company with wholly owned subsidiaries involved in underground utility construction, plumbing, janitorial services, metal machining, industrial tool distribution, and pipeline rehabilitation. Laurel Holdings employs more than 200 people in western Pennsylvania.

He received a B.A. in management science from Duke University.

About AmeriServ Financial, Inc.

AmeriServ Financial, Inc. is the parent of AmeriServ Financial Bank and AmeriServ Trust and Financial Services Company in Johnstown, Pennsylvania. The Company's subsidiaries provide full-service banking and wealth management services through 17 community offices in southwestern Pennsylvania and Hagerstown, Maryland. The Company also operates loan production offices in Altoona and Monroeville, Pennsylvania. On March 31, 2023, AmeriServ had total assets of $1.346 billion and a book value of $6.18 per common share. For more information, visit www.ameriserv.com.